UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2014

BROWN & BROWN, INC.

(Exact name of registrant as specified in its charter)

Florida	001-13619	59-0864469
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 South Ridgewood Avenue, Daytona Beach, Florida 32114

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (386) 252-9601

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

As disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 22, 2014, Brown & Brown, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) on April 17, 2014. The Credit Agreement provides for an unsecured revolving credit facility in the initial amount of $800 million and unsecured term loans in the initial amount of $550 million, either or both of which may, subject to lenders’ discretion, potentially be increased up to an aggregate amount of $1.85 billion (the “Facility”). On May 20, 2014 and in connection with the closing of the Acquisition (as defined below), the Company borrowed a total of $925.0 million under the Facility: $375.0 million under the unsecured revolving credit facility and $550.0 million under an unsecured term loan. The Credit Agreement and the Facility are further described in the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 22, 2014 and a copy of the Credit Agreement was filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending March 31, 2014.

Some of the proceeds of the Facility were used to repay in full and terminate: (a) the Company’s amended and restated revolving and term loan credit agreement dated January 9, 2012 with SunTrust Bank that provided for an unsecured $100.0 million term loan; (b) the Company’s term loan agreement dated January 26, 2012 with JPMorgan Chase Bank, N.A. that provided for an unsecured $100.0 million term loan; and (c) the Company’s term loan agreement dated July 1, 2013 with Bank of America, N.A. that provided for an unsecured $30.0 million term loan (together, the “Existing Credit Agreements”). Each of the Existing Credit Agreements was to mature and terminate on December 31, 2016.

The lenders under the Existing Credit Agreements or their affiliates, have various other relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, loans, letter of credit and bank guarantee facilities, investment banking and trust services. In addition, the lenders under the Existing Credit Agreements hold positions as agent and/or lender under the Agreement.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On May 20, 2014, the Company completed the acquisition (the “Acquisition”) of The Wright Insurance Group LLC (“Wright”) pursuant to a merger agreement (the “Merger Agreement”), dated January 15, 2014, among the Company, Brown & Brown Acquisition Group, LLC (“Merger Sub”), a wholly-owned subsidiary of the Company, Wright, and Teiva Securityholders Representative, LLC, solely in its capacity as the representative of Wright’s securityholders (the “Representative”). The Company previously disclosed the execution of the Merger Agreement in a Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2014.

As previously disclosed in the Company’s January 15, 2014 press release that was furnished as an exhibit to the January 16, 2014 Form 8-K (which is not incorporated herein by reference or deemed to be filed), Wright participates in the national flood insurance program and is a service provider for government-sponsored insurance programs and proprietary national and regional programs.

Immediately upon the consummation of the Acquisition, Wright’s equity interests converted into the rights to receive cash equal, collectively, to $602.5 million. This amount is composed of cash payments of $587.5 million for the Programs Business, $7.5 million for Wright National Flood Insurance Company (“WNFIC”) and $7.5 million for WNFIC statutory surplus. In addition, Wright’s equity holders may receive additional consideration of up to $37.5 million in cash in the event of the closing of certain acquisition transactions by Wright and its affiliates (or, after the closing of the acquisition of Wright, by the Company and its affiliates) prior to July 15, 2015.

Other than in respect of the Merger Agreement and employment agreements with certain of Wright’s former directors and officers, the Company, the Merger Sub, the Company’s directors and officers, and the associates of such directors and officers have no material relationship with Wright or the Representative.

A copy of the Merger Agreement was filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending March 31, 2014.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.02 of this Report relating to the borrowings under the Facility is incorporated by reference into this Item 1.02.

Item 7.01 Regulation FD Disclosure.

On May 20, 2014, the Company issued a press release announcing the completion of the Acquisition. The press release is attached as Exhibit 99.1.

The information furnished herewith pursuant to Item 7.01 of this Current Report, including Exhibit 99.1, shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Current Report shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is furnished herewith:

Exhibit No.	Description

99.1	Press Release dated May 20, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROWN & BROWN, INC.

By:	/S/ R. ANDREW WATTS
R. Andrew Watts
Executive Vice President, Treasurer and Chief Financial Officer

Date: May 27, 2014

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